Exhibit 99.1

FOR IMMEDIATE RELEASE Contact:	Larry Tannenbaum Chief Business Officer 650-940-4700
September 12, 2007
Mountain View, California
WILLIAM MOORE APPOINTED TO IRIDEX BOARD OF DIRECTORS
Moore is Director at BlueLine Partners, Recent Equity Investors in IRIDEX
     IRIDEX Corporation (Nasdaq: IRIX) announced today the appointment of William M. Moore to its Board of Directors. Mr. Moore, a director at BlueLine Partners, replaces Robert K. Anderson who has left the Board of Directors for personal reasons. IRIDEX recently completed a private placement of equity with BlueLine and as part of the financing BlueLine has the right to designate an individual for appointment to the IRIDEX Board of Directors.
     “Will is a great addition to our Board as he brings 25 years of experience leading medical device businesses,” said Theodore A. Boutacoff, Chairman of the Board at IRIDEX. “Will’s financial, marketing and overall management expertise will be key assets to IRIDEX as we continue to grow the Company. We are delighted with Will’s appointment and look forward to working with him on our shared goal of enhancing shareholder value. At the same time, on behalf of the entire Board, I would like to thank Bob Anderson for his eight years of service as an IRIDEX Director. We will miss his wisdom, wit and contributions.”
     Will Moore currently serves on the Board of Directors of Criticare Systems and Natus Medical Inc. (Nasdaq: BABY) a company he co-founded in 1990 and for which he served as its CEO until 1993. Mr. Moore was a co-founder and, from 1998 until 2003, CEO of MetaSENSORS Inc. a health care development company. From 1993 to 1995, Mr. Moore was the Vice President of Marketing and Sales and a member of the Board of Directors of Arzco Medical Systems Inc. He negotiated the acquisition of the company from the Marmon Group and later the sale of the assets to Baxter Healthcare Inc. In addition, from 1993 to 1998, Mr. Moore served on the Board of Directors of Responsive Medical Applications Inc. and negotiated the sale of the company to HillRom Inc. From 1983 to 1988, Mr. Moore was the Director of Marketing for Nellcor Inc., now a division of TYCO Inc. during which time sales grew from zero to over $100,000,000. Mr. Moore earned his B.S. degree from the University of Utah.

     “I am excited about joining the Board of Directors at IRIDEX,” said Mr. Moore. “IRIDEX has earned a reputation of developing laser products that are clinically effective, reliable, portable, versatile and affordable, and its acquisition of the Laserscope aesthetic business has helped diversify the Company’s portfolio. With BlueLine’s recent infusion of capital, I believe the Company is well on its way to recovering from the challenges of the Laserscope transaction. IRIDEX is continuing to implement other cost-saving strategies to realize synergies between the ophthalmology and new aesthetics businesses, and I am confident that the results of our efforts will help bring a return to profitability.”
About IRIDEX
     IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 97 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the company’s use of the proceeds of the financing, growth in the company’s revenues, the company’s future growth, its ability to successfully integrate the aesthetics business acquired from Laserscope and to realize projected synergies between the ophthalmology and new aesthetics businesses, and its ability to return to profitability. Actual results could differ materially and adversely from those projected in the forward-looking statements based on, among other things, the company’s ability to effectively integrate the aesthetics business acquired from Laserscope and to realize efficiencies and synergies relating thereto, and the results of the company’s ongoing business, including order and shipment rates for the company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the company’s markets, especially with regard to the company’s dermatology products which are typically used for elective procedures that can be deferred. Please see a detailed description of these risks and other risks that the company is subject to contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission. Forward- looking statements contained in this announcement are made as of this date and will not be updated.